UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CELLDEX THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELLDEX THERAPEUTICS, INC.

May 7, 2019

To our Shareholders,

As you know, our Annual Meeting of Shareholders will be held on June 19, 2019, at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068, beginning at 9:00 a.m.  A proxy statement, dated May 2, 2019 (the “Proxy Statement”), proxy card and our 2018 Annual Report to Shareholders have previously been distributed to our shareholders of record at the close of business on April 22, 2019, the record date established by our Board of Directors for the Annual Meeting.

This letter supplements the Proxy Statement by expanding the information provided in Proposal 3—Approve the Amendment to the 2008 Incentive Plan (the “2008 Plan”).  The heading “Eligibility and Limitation on Grants” appears on page 42 of the Proxy Statement.  It is replaced and supplemented as follows:

“Eligibility and Limitations on Grants.  Persons eligible to receive awards under the 2008 Plan are all full-time and part-time employees, officers, non-employee directors, consultants, advisors or other individual service providers of the Company.  As of April 30, 2019, the Company had a total of approximately 133 full-time and part-time employees, including eight officers and eight executive officers (who are not included in the number of officers) and six non-employee directors. None of our subsidiaries has any employees, and none of the officers and directors of our subsidiaries are eligible for awards under the 2008 Plan other than those who are eligible as officers or directors of the Company. As of that date, we had approximately five consultants who we have historically granted options to, and no one in the categories of other advisors or other individual service providers.  As awards under the 2008 Plan are within the discretion of the administrator, the Company cannot determine how many individuals in each of the categories described above will receive awards.”

Sincerely,

/s/ Sam Martin
Chief Financial Officer and Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 19, 2019: This letter, the Company’s Proxy Statement and our 2018 Annual Report are available at www.celldex.com.